ADDENDUM TO SHARE EXCHANGE AGREEMENT
This ADDENDUM TO SHARE EXCHANGE AGREEMENT (the "Addendum") effective as of August 1, 2018 (the "Effective Date"), amends the Share Exchange Agreement dated April 17, 2018, and is made by and between:

Agora Holdings Inc., a corporation organized under the laws of the State of Utah ("AGORA");

Oleg Sytnyk, an individual residing in the Ukraine ("Sytnyk"), and,

Oleksandr Bondarenko, an individual residing in the Ukraine ("Bondarenko"), with Sytnyk and Bondarenko referred to as the "Sellers", or collectively as the "Seller".

Agora, Sytnyk and Bondarenko are referred to singularly as a "Party" and collectively as the "Parties."

WHEREAS, Sellers own all of the issued and outstanding shares of ESILKROAD NETWORK LIMITED, a Hong Kong corporation ("eSilkroad"), which in turn holds 95% (ninety-five percent) of the authorized capital of ESILKROAD OF UKRAINE, a limited liability company, registered in the Ukraine;

WHEREAS, ESILKROAD is the owner of certain work in progress and proprietary content, concept and design of the eSilknet (B2B social Network)

WHEREAS, on April 17, 2018 the Parties entered into that certain Share Exchange Agreement (the "Agreement"), and the Parties desire to modify certain of the terms and conditions set forth in the Agreement and have agreed to make the following amendments to the Agreement so that the ownership percentage acquired by AGORA of ESILKROAD is reduced from 100% to 51% of the issued and outstanding shares of capital stock of ESILKROAD (referred to hereinafter as the "ESILKROAD Shares").

Notwithstanding anything contained in the Agreement to the contrary, the provisions set forth below will be deemed to be a part of the Agreement and shall supersede any contrary provision in the Agreement. All references in the Agreement and in this Addendum shall be construed to mean the Agreement as amended and supplemented by this Addendum. Any inconsistency between the Agreement and this Addendum shall be resolve din favour of the provisions of this Addendum.

1.	Defined Terms: All defined terms used in this Addendum, unless specifically defined in this Addendum, shall have the same meaning as such terms have in the Agreement;

2.	Modification of the Agreement:

Section 2.01(a) Share Exchange Shall be replaced in its entirety with the following:

(a)
Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined hereafter) AGORA shall acquire 51% of the issued and outstanding ESILKROAD Shares from Sellers with all of such interests being acquired being free from all Encumbrances together with all rights now or hereafter attaching thereto.  Hereinafter in this Agreement the term "ESILKROAD Shares" shall refer to 51% of the issued and outstanding capital of ESILKROAD.

Article XI – Post Closing Covenants 11.02 Sytnyk and Bondarenko' Covenants (d) shall be replaced in its entirety with the following:

(d) To provide unaudited financial statements for the fiscal years ended December 31, 2017 and 2016, and the interim unaudited financial statements for the three month periods ended March 31, 2018 and 2017, and June 30, 2018 and 2017, as soon as practicable upon execution of this Addendum, but no later than 15 days, and to provide audited financial statements for the years ended December 31 , 2017 and 2016 and unaudited reviewed financial statements for the three and six month periods ending June 30, 2018 and March 31, 2018, on or before the date that is 45 days from Closing.

Article XI – Post Closing Covenants 11.02 Sytnyk and Bondarenko' Covenants (e) and (f) shall be inserted as follows:

(e) Shall appoint to the Board of Directors of ESILKROAD Mr. Ruben Yakubov as soon as practicable after the Closing.

(f) Shall appoint to the Advisory Board of AGORA Mr. Oleksandr Bondarenko as soon as practicable after the Closing.

Article XII – Additional Covenants of the Parties, shall be inserted following Article XI as follows:

ARTICLE XII
ADDITIONAL COVENANTS OF THE PARTIES

(a)
It is agreed by and between the Parties that (i) for each new tranche of financing obtained as a result of an introduction of an investor by Bondarenko, Sytnyk or eSilkroad whereby Agora issues Equity, Debt or any other financing instrument, that AGORA will fund 90% of such financing to eSilkroad and shall retain 10% of the proceeds for associated operational costs. Such amounts paid to eSilkroad shall be converted to equity on the basis of Twelve Hundred United States Dollar per common share (US$1,200/share); and (ii) for each new tranche of financing obtained as a result of the introduction of an investor by the the Board of Directors of Agora, its consultants or third parties retained by Agora for the purpose of investor introductions whereby Agora issues Equity, Debt or any other financing instrument, that AGORA will retain 100% of the proceeds for associated operational costs.

(b)	It is agreed by and between the Parties that Mr. Ruben Yakubov during his term as a Director of eSilknet shall receive a monthly stipend of Eight Thousand United States Dollars (US$8,000.00);

(c) It is agreed by and between the Parties that Mr. Oleksandr Bondarenko during his term as a Advisory Board of AGORA shall receive a monthly stipend of Eight Thousand United States Dollars (US$8,000.00);

3.	Effect to Amendment: Except as expressively modified in this Addendum, all terms, conditions and covenants set forth in the Agreement shall remain in full force and effect among the parties.

4.	Amendment: This Addendum may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.	Governing Law: This Addendum shall be governed by and construed and enforced in accordance with the laws of the State of Utah.

6.
Counterparts: This Addendum maybe executed in any number of counterparts, each of which shall be an original but all of which together, shall constitute one instrument. A facsimile or other electronic transmission of this signed Addendum shall be legal and binding on all parties hereto.

IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the 31st day of August, 2018.

AGORA HOLDINGS INC.		SELLERS: OLEG SYTNYK

By:	/s/Ruben Yakubov	/s/Oleg Sytnyk
Name:	RUBEN YAKUBOV	OLEG SYTNYK
Title:	PRESIDENT

OLEKSANDR BONDARENKO

/s/Oleksandr Bondarenko
OLEKSANDR BONDARENKO

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